Exhibit 2.3

EXECUTION VERSION

IP MATTERS AGREEMENT

This IP MATTERS AGREEMENT, dated as of March 31, 2017 and effective as of the Distribution Date (this “IPMA”), is by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston Company”), Hewlett Packard Enterprise Development LP, a Texas limited partnership (“Houston Development” and, together with Houston Company, collectively “Houston”), and Everett SpinCo, Inc., a Delaware corporation (“Everett”). Houston Company, Houston Development, and Everett are sometimes collectively referred to as the “Parties” and each is individually referred to as a “Party.” Unless otherwise defined in this IPMA, all capitalized terms used in this IPMA shall have the meanings set forth in the Separation and Distribution Agreement, dated as of May 24, 2016, by and between Houston Company and Everett (as amended as of November 2, 2016, December 6, 2016 and January 27, 2017, and as further amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”). The parties acknowledge that all United States intent-to-use trademark applications are transferring as part of the business or portion of the business to which the marks pertain, as required by 15 U.S.C. § 1060.

RECITALS

WHEREAS, Houston Company and Everett have entered into the Separation Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Reorganization (as defined in the Separation Agreement); and

WHEREAS, this IPMA will be a Transaction Document under the Separation Agreement and by its terms will allocate rights and interests in certain Intellectual Property Rights and certain Technology used in the conduct of the Everett Business prior to the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this IPMA, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this IPMA shall have the meanings set forth below:

“Chicago” means Computer Sciences Corporation, a Nevada corporation.

“Chicago Public Sector Business Spin-Off” means a sale, divestment, spin-off, split-off or other disposition by Everett or Chicago with respect to Chicago’s and/or Everett’s business relating to public sector organizations.

“Chicago Products or Services” means any (i) products sold or distributed, or services provided, by Chicago or any business of Chicago as of or prior to the Distribution Date, and (ii) products sold or distributed, or services provided, by Chicago or any business of Chicago after the Distribution Date other than those that constitute, integrate or incorporate or are substantially similar to the products sold or distributed, or services provided, by the Everett Business as of or prior to the Distribution Date or natural evolutions thereof.

“Confidential Information” shall mean proprietary or confidential technical, financial or business information of the disclosing Party, including without limitation Source Code, as well as information about product plans and strategies, promotions and customers, which should be reasonably understood by receiving Party as the confidential or proprietary information of disclosing Party. Without regard to the timing of any disclosure or the identity of the disclosing Person, Source Code included in the Houston Technology shall be deemed to be Houston Confidential Information, and Source Code included in the Transferred Technology shall be deemed to be Everett Confidential Information.

“Eligible Business Sale” means a sale, divestment, spin-off, split-off or other disposition of a business unit as a going concern by Everett or Chicago.

“Everett Designee” means such other member of the Everett Group designated by Everett to be the applicable assignee of a particular item of Transferred IP.

“Houston Owned Technology” means all Technology (excluding the Transferred Technology) that (i) immediately prior to the Distribution Date is owned by Houston or any other member of the Houston Group, (ii) prior to the Distribution Date is in the possession of the Everett Business, and (iii) prior to the Distribution Date is used in the conduct of the Everett Business.

“Houston Patents” means all Patents (excluding the Transferred Patents) owned by Houston or any other member of the Houston Group as of the Distribution Date that, in the absence of a license thereto, would be infringed by the conduct of the Everett Business prior to the Distribution Date.

“Houston Technology” means Houston Third Party Technology and Houston Owned Technology that is not made generally commercially available by Houston or any other member of the Houston Group prior to the Distribution Date.

“Houston Third Party Technology” means all Technology (excluding the Transferred Technology and any IT Software) that prior to the Distribution Date is (i) integrated or incorporated into any Technology that is (a) in the possession of the Everett Business and (b) used in the conduct of the Everett Business and (ii) licensed to any member of the Houston Group by a third party and for which Houston or any member of the Houston Group has the right to grant a sublicense to Everett of the scope set forth in Article IV without, (a) violating or breaching any obligation owed by such member of the Houston Group to such third party, (b) requiring any consent from such third party or (c) incurring any obligation to make any payment or pay other consideration to such third party.

“Intellectual Property Rights” means all rights, title and interest in and to intellectual property arising throughout the world, including all: (i) copyrights and registrations and applications therefor (collectively, “Copyrights”); (ii) domain names, websites and uniform resource locators (collectively, “Domain Names”); (iii) trademarks, service marks, corporate names, trade names, logos, slogans, designs, trade dress and other similar identifiers of source or origin (registered and unregistered), together with the goodwill associated with any of the foregoing and applications to register any of the foregoing (collectively, “Marks”); (iv) patents and utility models, design registrations, and applications for any of the foregoing, together with all reissues, continuations, continuations-in-part, divisionals and reexaminations thereof (collectively, “Patents”); and (v) trade secrets, know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information and other proprietary or confidential information, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights in or Patents on any of the foregoing (collectively, “Trade Secrets”). For the avoidance of doubt, registrations and applications shall include all renewals, restorations, reversions and modifications of the same, as applicable.

“IP Contracts” means the Contracts set forth on Exhibit E.

“IT Software” means any Software that is used to provide information technology-related infrastructure for an enterprise that is not used directly to provide commercial products or services to customers or related to the development related therefor. Access or use of any IT Software owned by Houston or any other member of the Houston Group as of the Distribution Date will be subject to the terms and conditions of the Transition Services Agreement between Houston Company and Everett dated as of the Distribution Date.

“Knowledge” means “knowledge” as such term is defined in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and among Houston Company, Everett, Chicago and the other parties thereto, dated as of May 24, 2016, as amended as of November 2, 2016 and December 6, 2016, and as further amended, modified or supplemented from time to time in accordance with its terms.

“Object Code” means code in machine-readable form generated by compilation, assembly or other translation of Source Code and contained in a medium which permits it to be loaded into and operated on or by a computer.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, Object Code or other form, databases and compilations in electronic form, including flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all related documentation, including user manuals and training materials.

“Source Code” means a set of programming statements or computer instructions written in a human-readable programming language contained in any format, including human and machine-readable formats.

“Technology” means Software and all Copyrights and Trade Secrets embodied therein, but excluding all Patents and Marks relating thereto, and all related documentation (including related bills of material, build instructions, test reports, manuals, schematics and lab notebooks).

“Transferred Domain Names” means the Domain Names set forth on Exhibit A.

“Transferred IP” means the Transferred Registered IP, Transferred Domain Names, Transferred Technology and Transferred Unregistered IP.

“Transferred Patents” means the Patents set forth on Exhibit B.

“Transferred Registered Copyrights” means the Copyrights set forth on Exhibit C.

“Transferred Registered IP” means the (i) Transferred Patents, (ii) Transferred Registered Copyrights and (iii) Transferred Registered Trademarks.

“Transferred Registered Trademarks” means the Marks set forth on Exhibit D.

“Transferred Technology” means all tangible embodiments, whether in electronic, written or other media, of Technology (i) owned by Houston or any other member of the Houston Group immediately prior to the Distribution Date and (ii) exclusively used in the conduct of the Everett Business prior to the Distribution Date.

“Transferred Unregistered IP” means all Trade Secrets, unregistered Marks and documentation related to the foregoing (i) owned by Houston or any other member of the Houston Group immediately prior to the Distribution Date and (ii) exclusively used in the conduct of the Everett Business prior to the Distribution Date.

ARTICLE II

ASSIGNMENT

Section 2.1 Assignment of the Transferred IP. Houston hereby irrevocably assigns and transfers, and shall cause the other members of the Houston Group to irrevocably assign and transfer, to Everett or an Everett Designee, all of their respective rights, title and interest in and to the Transferred IP, subject to any pre-existing (a) non-exclusive licenses granted in the ordinary course of business that would “run” with the Transferred IP by operation of applicable Law or (b) other rights that have been granted by Houston or any other member of the Houston Group to a third party prior to the Distribution Date described in Schedules 5.20(a)(vi) and 7.2(a)(v) to the Merger Agreement, in each case, none of which is material to the Everett Business. For the avoidance of doubt, Houston hereby irrevocably assigns and transfers, and shall cause the other members of the Houston Group to irrevocably assign and transfer, to Everett or an Everett Designee all claims and causes of action with respect to any Transferred IP, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement or other violation of the Transferred IP.

Section 2.2 Assignment of the IP Contracts. Subject to Section 2.5 of the Separation Agreement, Houston hereby irrevocably assigns and transfers, and shall cause the other members of the Houston Group to irrevocably assign and transfer, to Everett (or such other member of the Everett Group designated by Everett to be the applicable assignee of a particular IP Contract) all of their respective rights, title and interest in, to and under the IP Contracts. Everett hereby assumes and agrees, or shall cause an Everett Designee to assume and agree, to discharge, perform or otherwise fulfill the Liabilities of Houston and the other members of the Houston Group arising out of, relating to or resulting from the IP Contracts, in each case, that arise on or after the Distribution Date and in accordance with their respective terms.

Section 2.3 Further Assurances. Houston shall bear and be solely responsible for any and all recordation fees and other costs and expenses relating to the assignment of the Transferred IP from Houston (or any other members of the Houston Group) to Everett (or an Everett Designee) pursuant to Section 2.1 above. Houston agrees to execute and deliver, and to cause the other members of the Houston Group to execute and deliver, all assignments and other documents reasonably requested by Everett to give effect to the assignment of Transferred IP to Everett (or an Everett Designee) under this IPMA.

ARTICLE III

PATENT LICENSE

Section 3.1 License to Transferred Patents. Effective immediately after the Distribution Time, Everett hereby grants, and shall cause the other members of the Everett Group to grant, to Houston and the other members of the Houston Group, for the life of each of the Transferred Patents, a non-exclusive, non-transferable (except as provided in Section 8.2), non-sublicensable, fully paid-up, royalty-free license under the Transferred Patents to conduct the Houston Business as conducted prior to the Distribution Date and natural evolutions thereof, including to make, have made, use, import, offer for sale, lease, sell and/or otherwise transfer products and provide services of the Houston Business and to use any methods or processes covered by any of the Transferred Patents in connection therewith, in each case, solely in the form such products are being sold or distributed by the Houston Business or such services are being provided by the Houston Business prior to the Distribution Date and natural evolutions thereof.

Section 3.2 License to Houston Patents.

(a) Effective immediately after the Distribution Time, Houston hereby grants, and shall cause the other members of the Houston Group to grant, to Everett and the other members of the Everett Group as of the Distribution Date, for the life of each of the Houston Patents, a non-exclusive, non-transferable (except as provided in Section 8.2), non-sublicensable (except as provided in Section 3.2(b)), fully paid-up, royalty-free license under the Houston Patents to conduct the Everett Business as conducted prior to the Distribution Date and natural evolutions thereof, including to make, have made, use, import, offer for sale, lease, sell and/or otherwise transfer products and provide services of the Everett Business and to use any methods or processes covered by any of the Houston Patents in connection therewith, in each case, solely in the form such products are being sold or distributed by the Everett Business or such services are being provided by the Everett Business prior to the Distribution Date and natural evolutions thereof, but in all cases excluding any Chicago Products or Services.

(b) Everett may sublicense the rights granted in Section 3.2(a) only in connection with a Chicago Public Sector Business Spin-Off or an Eligible Business Sale. No further sublicensing is permitted by Everett or its sublicensee pursuant to a Chicago Public Sector Business Spin-Off. For purposes of clarity, any sublicenses granted pursuant to this Section shall exclude any Chicago Products or Services.

ARTICLE IV

LICENSE TO HOUSTON TECHNOLOGY

Section 4.1 Internal Use License.

(a) Subject to Section 4.3, Houston hereby grants, and shall cause the other members of the Houston Group to grant, to Everett a non-exclusive, non-transferable (except as provided in Section 8.2), sublicensable (solely and to the extent provided in Section 4.1(b)), worldwide, fully paid-up, royalty-free license to internally use, modify, update, upgrade, enhance, improve, reproduce, and prepare derivative works of the Houston Technology, for the sole purpose of developing, maintaining or supporting the products and services being provided by the Everett Business as of or prior to the Distribution Date and natural evolutions thereof, but in all cases excluding any Chicago Products or Services. No right is granted under this Section 4.1 to distribute or otherwise make available to any third party any Houston Technology except as expressly set forth herein.

(b) Everett may sublicense the rights granted in Section 4.1(a) in connection with a Chicago Public Sector Business Spin-Off, an Eligible Business Sale or to Subsidiaries of Everett and to Everett’s and its sublicensed Subsidiaries’ vendors and contractors that have been engaged by Everett or one of its sublicensed Subsidiaries to provide services to Everett or such sublicensed Subsidiary, solely with respect to the products and services being provided by the Everett Business as of or prior to the Distribution Date and natural evolutions thereof, but in all cases excluding any Chicago Products or Services. Everett will protect the confidentiality of the Houston Technology in a manner no less protective than the protections implemented by the Everett Business prior to the Distribution Date. Everett shall be responsible for any failure of its sublicensees to comply with the terms and conditions of this IPMA. For purposes of clarity, any sublicenses granted pursuant to this Section shall exclude any Chicago Products or Services.

(c) Subject to Section 4.3, Houston hereby grants, and shall cause the other members of the Houston Group to grant, to Everett a non-exclusive, non-transferable (except as provided in Section 8.2), non-sublicensable, worldwide, fully paid-up, royalty-free license to internally use, modify, update, upgrade, enhance, improve, reproduce, and prepare derivative works of Trade Secrets (excluding any Source Code) that are (i) owned by Houston or any other member of the Houston Group immediately prior to the Distribution Date, (ii) in the possession of the Everett Business prior to the Distribution Date, and (iii) used in the conduct of the Everett Business prior to the Distribution Date, for the sole purpose of developing, maintaining or supporting the products and services being provided by the Everett Business as of or prior to the Distribution Date and natural evolutions thereof, but in all cases excluding any Chicago Products or Services. For the avoidance of doubt, this Section 4.1(c) shall not limit any rights granted to Everett in Section 4.1(a) or Section 4.1(b) with respect to any Source Code included in the Houston Technology.

Section 4.2 Distribution License.

(a) Subject to Section 4.3, Houston hereby grants, and shall cause the other members of the Houston Group to grant, to Everett a non-exclusive, non-transferable (except as provided in Section 8.2), sublicensable (solely and to the extent provided in Section 4.2(b)), worldwide, fully paid-up, royalty-free license to distribute or otherwise make available to any third party the Software included in Houston Technology, solely in Object Code form and solely to the extent such Software is incorporated in any products or services being provided by the Everett Business as of or prior to the Distribution Date and natural evolutions thereof, but in all cases excluding Chicago Products or Services.

(b) Everett may sublicense the rights granted in Section 4.2(a) only in connection with a Chicago Public Sector Business Spin-Off, an Eligible Business Sale or to its distributors and customers, through multiple tiers. For purposes of clarity, any sublicenses granted pursuant to this Section shall exclude any Chicago Products or Services.

Section 4.3 License Restrictions. Notwithstanding any provision contained herein to the contrary:

(a) any Software included in the Houston Technology that has been used only on an internal basis by the Everett Business as of the Distribution Date may be used by Everett solely on an internal basis pursuant to Section 4.1 and not distributed, sublicensed or otherwise made available to any third party pursuant to the license granted under Section 4.2 or on any other basis;

(b) Houston Third Party Technology is licensed to Everett subject to all applicable limitations and restrictions under which such Houston Third Party Technology is licensed by the applicable third party to Houston or any member of the Houston Group; and

(c) to the extent the Houston Owned Technology includes any Software products of Houston or any other member of the Houston Group that are made generally commercially available by Houston or any other member of the Houston Group, upon request by Everett, Houston will use, and shall cause any member of the Houston Group to use, good faith efforts to enter into standard customer or other commercial agreements with Everett or customers of the Everett Business with respect to such Software products.

Section 4.4 No Support Obligations. Houston has no obligation to deliver any Source Code or other Software, any documentation or any other materials that are not in the possession of the Everett Business prior to the Distribution Date. Houston has no obligation to provide any technical, consulting, support or other services related to the Houston Technology or the Transferred Technology. Specifically and without limitation, Houston has no obligation to provide any updates or upgrades or other enhancements or improvements of or to the Houston Technology.

ARTICLE V

REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

Section 5.1 Representations and Warranties. Houston hereby represents and warrants to Everett that:

(a) Houston has the right and authority to assign or grant the rights assigned or granted hereunder in accordance with the terms of this IPMA;

(b) To the Knowledge of Houston, the Transferred IP includes all material Intellectual Property Rights used exclusively in the conduct of the Everett Business; and

(c) To the Knowledge of Houston, all necessary registration, maintenance and renewal fees that are currently due within sixty (60) days of the Distribution Date in connection with the Transferred IP have been paid and all necessary documents, recordations and certifications currently required in connection with the Transferred IP have been filed with the relevant Governmental Authority for the purpose of registering, maintaining, renewing and recording such Transferred IP.

Section 5.2 Disclaimer of Warranties. Subject to Section 5.1, (a) the licenses to the Houston Technology granted by Houston hereunder are granted on an “AS-IS” BASIS AND (b) HOUSTON HEREBY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER MATTER WITH RESPECT TO THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED OR LICENSED HEREUNDER. HOUSTON MAKES NO REPRESENTATION OR WARRANTY AS TO ANY ABILITY TO PASS THROUGH OR EXTEND ANY THIRD PARTY RIGHTS IN THE HOUSTON TECHNOLOGY.

Section 5.3 No Implied Licenses. Other than as expressly stated in this IPMA, no other rights or licenses are granted by any Party under this IPMA or the Separation Agreement, by implication, estoppel or otherwise with respect to any Intellectual Property Rights or Technology owned or controlled by any Party or any member of its Group. Everett covenants that it shall not, and shall ensure that its permitted sublicensees under Section 4.1(b) shall not, use any Houston Technology in any manner that exceeds the scope of rights expressly granted in this IPMA or breach any of the restrictions or limitations imposed hereunder. Houston covenants that it shall not, and shall ensure that the members of its Group shall not, use any Transferred Patents in any manner that exceeds the scope of rights expressly granted in this IPMA or breach any of the restrictions or limitations imposed hereunder.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality. Each Party agrees that the other Party’s Confidential Information shall be used, disclosed, or copied by such Party only in furtherance of the exercise of the rights granted under this IPMA. All Houston Confidential Information used, disclosed, or copied by Everett as of or prior to the Distribution Date in the ordinary course of business consistent with past practice shall be deemed to be so used, disclosed, or copied in furtherance of the exercise of the rights granted under this IPMA, provided that such use, disclosure, or copying is consistent with the licenses granted under this IPMA. Each Party shall use, as a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of the other Party’s Confidential Information. Without limiting the generality of the foregoing:

(a) Each Party shall only disclose the other Party’s Confidential Information to its employees or any individual or entity that (i) is a sublicensee to which rights are sublicensed as permitted under this IPMA, or (ii) has a bona fide need to access the other Party’s Confidential Information consistent with such Party’s rights under this IPMA, in each case, pursuant to confidentiality obligations no less restrictive than the obligations imposed by the Everett Business prior to the Distribution Date.

(b) Each Party shall affix to any copies it makes of any of the other Party’s Confidential Information, all proprietary notices or legends affixed to the other Party’s Confidential Information as they appear on the copies of the other Party’s Confidential Information originally received from the other Party.

Section 6.2 Exclusions. Each Party shall not be bound by obligations restricting disclosure set forth in this IPMA with respect to any of the other Party’s Confidential Information which:

(a) was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this IPMA or any other confidentiality obligation in respect of such information;

(b) was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information; or

(c) is independently developed by the recipient, as evidenced by its business records.

Section 6.3 Court Compelled Disclosures. Each Party shall be excused from the confidentiality obligations with respect to disclosure of the other Party’s Confidential Information solely to the extent such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by law, but solely to the extent required thereby, provided that such Party advises the other Party of any such disclosure in a timely manner prior to making any such disclosure (so that the other Party can apply for such legal protection as may be available with respect to the confidentiality of the information which is to be disclosed), and provided that such Party shall apply for such legal protection as may be reasonably available with respect to the confidentiality of the other Party’s Confidential Information which is required to be disclosed. Notwithstanding such compelled disclosure, the applicable Confidential Information of the other Party shall remain subject to the confidentiality obligations in this Article VI in all other contexts.

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term. This IPMA shall be effective during the term commencing on the Distribution Date and shall continue perpetually unless terminated by mutual agreement between the Parties or unless terminated pursuant to Section 7.2.

Section 7.2 Termination. In the event that either Party (the “Breaching Party”) shall commit any material breach or default of any of its obligations under this IPMA, the other Party (the “Non-Breaching Party”) may give the Breaching Party written notice of such breach or default requesting that such breach or default be cured promptly, and in any event within thirty (30) days. In the event that the Breaching Party fails to cure such breach or default within thirty

(30) days after the date of the Non-Breaching Party’s written notice hereunder, the Non-Breaching Party may terminate this IPMA with respect to the Intellectual Property Rights licensed to the Breaching Party to which the breach relates in accordance with Section 7.3 upon providing ten (10) business days prior written notice of termination to the Breaching Party. Termination of this IPMA in accordance with this Section shall not affect or impair the Non-Breaching Party’s right to pursue any legal remedy, including the right to recover damages for any harm suffered or incurred as a result of the Breaching Party’s breach or default hereunder.

Section 7.3 Effect of Termination. Upon termination under Section 7.2, all rights and licenses that may be granted to the Breaching Party in Article III and Article IV of this IPMA shall immediately terminate and the Breaching Party shall immediately cease all use and exploitation of any Intellectual Property Rights or Technology granted therein as to which the rights under this IPMA have terminated. For purposes of clarity, the rights and licenses granted to the Non-Breaching Party, as well as all other rights not terminated, shall continue and survive such termination of this IPMA.

Section 7.4 Survival. Section 7.4 and Articles V, VI and VIII shall survive and continue after any termination of this IPMA. Solely with respect to a Non-Breaching Party or to those rights that have not been terminated, Articles III and IV shall survive and continue after any termination of this IPMA.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Incorporation by Reference. This IPMA is subject to all of the terms, conditions and limitations set forth in Articles VIII and IX of the Separation Agreement, which by this reference are hereby incorporated into and made a part of this IPMA, mutatis mutandis, as if they were set forth in their entirety herein.

Section 8.2 Assignment. This IPMA shall not be assigned by any Party without the prior written consent of the other Party, except that: (a) on a one-time basis only, Everett may assign this IPMA, in whole, but not in part, to Chicago without Houston’s prior written consent and (b) on a one-time basis only, Everett or Chicago may assign this IPMA, in whole, but not in part, in connection with a Chicago Public Sector Business Spin-Off; in each case, provided that (i) the permitted assignee under this Section 8.2 agrees in writing to be bound by the terms and conditions of this IPMA in the same manner as Everett is bound under this IPMA (and a copy of such executed writing is provided to Houston), (ii) the permitted assignor no longer retains any rights under this IPMA and (iii) Chicago is not permitted to further assign this IPMA without Houston’s prior written consent, except that such consent is not required in connection with a merger, consolidation, sale of all or substantially all of Chicago’s businesses or assets. The provisions of this IPMA and the obligations and rights under this IPMA shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 8.3 Entire Agreement. Subject to Section 8.4, this Agreement, the other Transaction Documents, and the schedules and exhibits hereto and thereto constitutes the entire agreement of the Parties with respect to the subject matter of this IPMA and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this IPMA.

Section 8.4 Order of Precedence. In the event of any conflict between the provisions of this IPMA and any other provision in the Separation Agreement or any other Transaction Document (including any other agreement assigning or transferring any Transferred IP), the provisions of this IPMA shall control with respect to Intellectual Property Rights and Technology.

IN WITNESS WHEREOF, the Parties have caused this IPMA to be executed and delivered by their respective duly authorized officers, all as of the Distribution Date.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

HEWLETT PACKARD ENTERPRISE DEVELOPMENT LP

By: Enterprise DC Holdings LLC, its General Partner

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Manager

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	President and Secretary

[SIGNATURE PAGE TO THE IP MATTERS AGREEMENT]